Exhibit 10.40

*Portions of this exhibit marked [*] are requested to be treated confidentially.

DCVAX®-L MANUFACTURING AND SERVICES AGREEMENT

This Amended and Restated Services Agreement (this “Agreement”), originally dated April 1, 2011 is entered into, effective as of January 17, 2014 (the “Effective Date”), by and between Cognate BioServices, a Delaware corporation (Cognate”), and Northwest Biotherapeutics, a Delaware corporation (“NW Bio”).

RECITALS

WHEREAS, NW Bio is in the business of developing immune cell therapies for cancer, and Cognate is in the business of manufacturing clinical grade cellular products on a contract services basis;

WHEREAS, NW Bio and Cognate previously entered into a Services Agreement for the production of NW Bio’s DCVax® Products by Cognate (the “Prior Services Agreement”) and a Conversion and Lock-Up Agreement (the “Lock-Up Agreement”);

WHEREAS, Cognate has dedicated cGMP facilities and other facilities to NW Bio programs, and conducted all of NW Bio’s physical operations including all collections of patient tumor tissues and leukapheresis materials from clinical sites, all manufacturing, quality control, cryopreservation and banking of all DCVax® products, and all distribution and logistics to the point of care throughout the US, [*].

WHEREAS, both the quantity and the scope of services NW Bio has requested Cognate to provide greatly exceed the maximum amounts contemplated or provided for in the Prior Services Agreement, and the parties have jointly determined that the Prior Services Agreement needs to be amended accordingly, and certain services beyond the core manufacturing services need to be covered in separate agreements;

WHEREAS, Cognate has delivered, and will continue to deliver during the Term of this Agreement, its invoices to NW Bio on a current monthly basis for the services and facilities for NW Bio’s programs (collectively, the “Manufacturing Bills”);

[*]

WHEREAS, the parties desire to provide incentivized compensation in consideration of entering into series of amended and new Services Agreements to cover the increased amount of contract manufacturing and the wider range and increased amounts of related services by Cognate for the manufacture, distribution and handling of DCVax®-L Products for clinical trials and for subsequent commercialization; and

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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WHEREAS, the parties also desire to update and reformulate their existing Services Agreement into a more comprehensive and complete set of four agreements consisting of (i) this DCVax-L Manufacturing and Services Agreement, (ii) a new DCVax-Direct Manufacturing and Services Agreement, (iii) a new Ancilliary Services Agreement, and (iv) a new Manufacturing Expansion Services Agreement;

WHEREAS, the parties also desire to update their existing Quality Agreement associated with the manufacture of DCVax®-L and ensure that the new or amended Services Agreements meet the requirements set forth in such Quality Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1:    SERVICES

Cognate will provide to NW Bio, on the terms and conditions set forth herein, Manufacturing Services as provided in Section 1.1. The Manufacturing Services may be referred to herein as the “Services.” Under separate agreements, Cognate will also provide Ancillary Services and Manufacturing Expansion Services as provided in Section 1.2.

1.1    Manufacturing Services

1.1.1    Scope of Manufacturing Services.

(A.) In the U.S., Cognate will provide Manufacturing Services for the production of DCVax®-L products for various cancers, including brain cancer (the “DCVax®-L Product(s)”). Such Manufacturing Services, together with related Ancillary Services, will comprise the services necessary for the production and release of the DCVax®-L Products for administration to human patients [*]. The Manufacturing Services do not include any services after product release at Cognate’s cGMP manufacturing facility and delivery by Cognate to the shipping company.

(B.) Outside the U.S., under the Prior Services Agreement Cognate has been providing extensive and ongoing technology transfer, technical support and general management and oversight of third party providers and manufacturers, and the services required by NW Bio have been growing and expanding substantially. Following the Effective Date of this Agreement, such services relating to third parties will be provided under the separate agreements for Ancillary Services. [*]

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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1.1.2    Manufacturing Services Capacity.    Cognate will commit to providing the necessary facilities and personnel for production of DCVax®-L Products for such number of Product Lots as is equal to the Maximum Product Lots for which NW Bio pays Facilities Capacity Payments and Product and Supplies Fees pursuant to Section 2 hereof. If NW Bio requests production of DCVax®-L Products in excess of the Maximum Product Lots, Cognate will use commercially reasonable efforts to accomplish such excess production as requested, provided that NW Bio pays for such services in accordance with Section 2 hereof.

1.1.3    Regulatory Standards. The Manufacturing Services will be carried out in accordance with current Good Manufacturing Practices (“cGMP”) requirements established by the U.S. Food and Drug Administration (“FDA”), or the equivalent requirements established by the applicable regulators outside the U.S.

1.2    Additional Agreements

Certain additional services relating to the DCVax-L program will be provided at NW Bio’s request under separate agreements. These include an Ancillary Services Agreement and a Manufacturing Expansion Services Agreement. The Ancillary Services will include shipping distribution and logistics services; cryopreservation and storage services; clinical support services; development and validation services; recordkeeping services, and others. The Manufacturing Expansion Services will include oversight, management and support of third party manufacturing outside the U.S., [*].

1.3    Quality Agreement

Under the prior Services Agreement, the parties had entered into a Quality Agreement establishing the quality standards to be met in DCVax®-L Products, the requirements for product release, the respective roles and responsibilities of NWBO and Cognate in these processes, the standards and procedures for the handling of any deviations from the usual quality standards or product release requirements, and/or any complaints, the processes and allocation of responsibilities for reporting of these matters, and related subjects. Within one hundred eighty (180) days after the Effective Date of this Agreement, the parties will update the existing Quality Agreement consistent with the terms of this Agreement. Such updated Quality Agreement will be attached hereto as Exhibit A and incorporated herein by reference.

SECTION 2:    PAYMENTS

2.1    Payments for Manufacturing Services in the U.S.

2.1.1    Facilities Capacity Payments.

For regular ongoing costs associated with facilities and equipment to be used in NW Bio programs, NW Bio will pay a monthly Facilities Capacity Payment. Such monthly payment does not include start-up costs, shut down costs, capital expenditures or other non-recurring costs (which are expected to be covered in the separate Manufacturing Expansion Services Agreement). The amount of the monthly Facilities Capacity Payment will be determined in relation to the capacity to provide for a specified number of Product Lots as follows, and will escalate with a consumer price index jointly selected by the parties:

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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[*]

2.1.2 Fixed Fees for Manufacturing Services and Supplies; Minimum Commitments.

(A.) For each Product Lot in the U.S. for which DCVax®-L Product is to be made, Cognate will undertake the Manufacturing Services as provided in Section 1. NW Bio will pay Cognate a fixed fee per Product Lot for the product costs as part of the Manufacturing Services relating to that Product Lot (the “Product Fee”). The Product Fee will initially be as follows, and will escalate with a consumer price index jointly selected by the parties.

[*]

(B.) In addition, NW Bio will pay a fixed fee per Product Lot for materials and consumables (including reagents and other) used in the Manufacturing Services for that Product Lot (the “Supplies Fee”). The amount of such Supplies Fee will be as follows, and will escalate with the consumer price index jointly selected by the parties.

[*]

(C.) The Manufacturing Services do not include any repetition of some or all of the manufacturing processes [*] except as expressly provided for and paid for, nor any additional processing beyond the standard processing, [*].

(D.) Cognate will hire, train and maintain sufficient technical staff for the manufacture of such volume of DCVax®-L products as specified in the Minimum Commitment below (or such higher volume as NW Bio may request and may be jointly agreed), and for ongoing regulatory compliance for such volume of DCVax®-L products.

(E.) Notwithstanding anything to the contrary, NW Bio hereby commits to a minimum volume of DCVax®-L Products (the “Minimum Commitment”) equal to [*].

(F.) [*]

2.1.3 Start-up, Change, Reduction and/or Shut-down Costs, Capital Expenditures:

For each program and/or facility that NW Bio desires to start up, expand, upgrade, change, reduce or shut down, Cognate will prepare budgets for the capital expenditures required. NW Bio will review and approve the applicable budgets for the capital expenditures involved in each such program or site start-up, expansion, upgrade, change, reduction or shut-down. NW Bio will pay the budgeted capital expenditures [*].

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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During the Term of this Agreement, if NWBO for any reason shuts down, suspends or incurs substantial delay in the DCVax®-L program in whole or in part, the following shutdown, suspension or delay fees shall apply to cover costs associated with such a shutdown or suspension. [*].

[*].

2.1.4 Expansion Planning and Implementation Costs:

Until the Manufacturing Expansion Services Agreement is executed between the parties, for each program and/or facility that NW Bio desires to expand, upgrade or change, Cognate will prepare budgets for the costs involved and the capital expenditures required. NW Bio will review and approve the applicable budgets for the costs and the capital expenditures involved in each such expansion. NW Bio will pay the budgeted costs and capital expenditures.

2.2 Payment for Manufacturing, and/or Supervisory Services Outside the U.S.

[*] Such services will be covered under a separate Agreement as needed, but in the absence of such a separate Agreement, the parties agree that such Services will be paid on market terms proportional in the applicable country market to the terms under to this Agreement, adjusted for the higher costs of such manufacturing services being performed [*].

2.3    Reimbursement of Travel Costs

In addition to the payments for various services and expenses provided in this Section 2, NW Bio will reimburse all travel-related costs incurred by Cognate in performing any services hereunder. Such reimbursements will include appropriate per diem travel cost payments, to be jointly agreed by the parties in connection with each set of services, and reimbursement of all travel-related costs not covered by agreed per diem payments.

2.4    [*]

[*]

2.5    Credit Terms and Collection Costs

If NW Bio does not make a payment or reimbursement when due, the outstanding unpaid amounts will accrue interest at a default interest rate of one and one-half percent (1-1/2%) per month. If any collection action is undertaken to collect unpaid amounts, NW Bio will pay all fees and costs associated with such collection actions including, without limitation, reasonable attorneys’ fees, as incurred.

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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2.6    Yearly Adjustment

All payment amounts referenced in this Agreement shall be subject to a yearly increase of three percent (3%). The first increase shall be effective on the first invoice after the 12 month anniversary of this Agreement.

2.7    Milestone and Initiation Payments

The disinterested members of the Board of Directors of NW Bio agree that the magnitude of the undertakings now being asked of Cognate, particularly in view of the extraordinary performance by Cognate to date, and the scale and scope of services needed, which far exceeds the parties’ expectations when the Prior Agreement was entered into, requires a substantial initiation payment in connection with the major expansion of the DCVax-L program needed by NW Bio (the “Initiation Payment”). The disinterested Members of the Board agree that the excess services and accelerated timelines are of great value to NW Bio. [*] NW Bio will also make milestone payments to Cognate upon the achievement of mutually agreed operational milestones, such as [*].

2.8    Other Payment Terms

2.8.1 Payment of Manufacturing Bills Pursuant to Work Performed Under the Terms of this Agreement: Payment of Manufacturing Bills will be due within fifteen (15) after the invoice date. In the event that NW Bio fails to pay any Manufacturing Bills within fifteen (15) days after the invoice date, then commencing thirty (30) days after the invoice date and continuing until paid in full by cash and/or stock, the overdue amount will bear default interest at the rate of one and one-half percent (1-1/2%) per month. At least half of all Manufacturing Bills during the first eighteen (18) months following the Effective Date of this Agreement (the “Conversion Period”) will be paid in shares of NW Bio common stock, with the remaining portions of such Manufacturing Bills paid in cash. [*]. The conversion price for any conversions after the Conversion Period will be jointly determined by the parties, based upon market factors. With respect to any shares of NW Bio stock to be issued hereunder, Cognate may elect to receive unregistered shares immediately (with registration rights as provided herein) or to receive registered shares on the earliest date that any registered shares are issued to any other investors after the date of the Manufacturing Bill being converted [*].

2.8.2 Most Favored Nation Conversion Terms: Notwithstanding anything to the contrary herein, or in any other document or source, any amounts owed that are paid by NW Bio in shares, warrants and/or other securities of any kind (such as restricted stock units, convertible debt securities or other) issued or issuable in connection with this Agreement (including any subsequent amendments hereof) , will be subject to adjustment on a most favored nation basis relative to the terms provided or applied to any other investor or creditor of NW Bio during the Term of this Agreement or the Lock-Up Agreement, so that the terms of all shares, warrants and other securities issued or issuable under this Agreement will have terms no less favorable to Cognate than the terms of any shares, warrants and/or other securities issued or issuable to any other investor or creditor during the Term of this Agreement or the Lock-Up Agreement. For the avoidance of doubt, the application of most favored nation treatment will include not only the price and terms of securities issued but also the addition of, and terms relating to, additional securities, and additional rights and/or benefits to the investor or creditor (including warrants, rights of first refusal, pre-emptive rights, and/or other securities, rights or benefits). Such most favored nation adjustments may be implemented at any time or times after being times after being triggered by terms provided to other investors or creditors, and may be triggered on multiple occasions with respect to a particular security issued hereunder.

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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SECTION 3:    CONFIDENTIALITY

In connection with this Agreement, the parties will maintain a mutual Confidentiality Agreement.

SECTION 4:    REPRESENTATIONS AND WARRANTIES

4.1    Agreement Duly Authorized; Valid and Binding Obligations

Cognate and NW Bio each hereby represents and warrants, severally and not jointly, that:

4.2.1    Such party is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction where such party is domiciled, and has all necessary power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. Such party is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

4.2    All necessary corporate or other proceedings, votes, resolutions, consents, waivers and approvals relating to the sale and purchase of shares have been completed by the applicable party. Upon execution, this Agreement will constitute a valid and legally binding obligation of the party, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2    Valid Issuances; No Violation

NW Bio hereby represents and warrants that:

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Upon issuance hereunder, each conversion share will be validly issued, fully paid and non-assessable. The execution, delivery, performance, issuance, sale and delivery of this Agreement and compliance with the provisions hereof by NW Bio will not (a) violate any provision of NW Bio’s certificate of incorporation or bylaws or, to the knowledge of the NW Bio, any law, statute, rule or regulation applicable to or NW Bio any order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to NW Bio or any of its assets or (b) conflict with or result in material breach of any of the terms or conditions of any agreement or instrument to which NW Bio is a party, or given rise to any right of termination, cancellation or acceleration under any such agreement or instrument, or result in the creation of any lien or other encumbrance upon any of the material assets of NW Bio.

4.3    No Warranties of Merchantability or Fitness

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COGNATE MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, WITH RESPECT TO ANY DCVAX®-L PRODUCTS OR ANY SERVICES RENDERED HEREUNDER, OR ANY TECHNOLOGY THAT MAY BE USED IN SUCH SERVICES OR INCORPORATED INTO SUCH DCVAX®-L PRODUCTS.

SECTION 5:    INSURANCE, INDEMNIFICATION, LIABILITY

5.1    NW Bio Insurance Obligations

NW Bio is required to obtain and to maintain throughout the term of this Agreement, in such amounts as are reasonably acceptable to Cognate, (a) clinical trial insurance covering all clinical trials of DCVax®-L Products, (b) all-risks umbrella insurance, (c) product liability insurance covering the distribution, use and administration of DCVax®-L Products to patients, and (d) such other insurance as is reasonable or customary in the industry. Cognate shall be a named insured and beneficiary on all such insurance coverages.

5.2    Cognate Insurance Obligations

Cognate is required to obtain and to maintain throughout the term of this Agreement, in such amounts as are reasonably acceptable to NW Bio, (a) product liability insurance covering the manufacture of DCVax®-L Products by Cognate, and (b) such other insurance as is reasonable or customary in the industry. NW Bio shall be a named insured and beneficiary on all such insurance coverages.

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5.3    Indemnification

In addition to all rights and remedies available to Cognate at law or in equity, NW Bio will indemnify and hold harmless Cognate and its successors, assigns, affiliates and their respective present and former directors, officers, partners, employees, agents, representatives, shareholders, successors and assigns (each an "Indemnified Party") to the fullest extent permitted by law from and against all costs, expenses, losses, claims, damages, liabilities, [*] (a) arising from or relating to this Agreement and/or any transactions or services contemplated hereunder, (b) arising from or relating to any changes from the original agreement of the parties as described herein, or arising from or relating to a delayed agreement, or arising from or relating to delayed payment, delayed conversions and/or delayed issuances hereunder beyond the applicable Manufacturing Bill dates or other applicable reference dates, and (c) arising from or relating to any use or administration to patients of DCVax®-L Products manufactured by Cognate, provided that Cognate has manufactured such DCVax® Products substantially in accordance with the applicable specifications or SOPs for such DCVax®-L Products and/or with commercially reasonable deviation from such SOPs. NW Bio will pay all fees and expenses (including reasonable attorneys’ fees), as incurred, which are incurred by or on behalf of an Indemnified Party, or to which an Indemnified Party may become subject, in connection with any matters covered by this indemnification and/or in connection with investigating, preparing, pursuing, defending and resolving any threatened or pending claim, action, proceeding or investigation (collectively, “Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceedings.

5.4    No Consequential Damages

Notwithstanding anything to the contrary, in no event shall either party shall be liable hereunder, on any basis, for any indirect or consequential damages.

SECTION 6:    TERM AND TERMINATION

6.1    Term

This Agreement will remain in force until the later of seven (7) years from the Effective Date (the “Term”) or five (5) years after the first commercial sales of DCVax®-L Products pursuant to a Biologics License Application or marketing authorization (not a compassionate use, hospital exemption or similar authorization), unless terminated earlier pursuant to Section 6.2.

6.2    Termination

Either party may terminate this Agreement in the event of a material breach by the other party which remains uncured after notice of such breach for a period of thirty (30) days in the case of a monetary breach, or a period of one hundred twenty (120) days in the case of a non-monetary breach that is material to the contract taken as a whole.

[*] Confidential treatment required; certain information omitted and filed separately with the SEC.

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SECTION 7:    REGISTRATION

7.1.    Unregistered Shares.

For any conversion shares issued hereunder which are unregistered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of issuance, the certificates evidencing such unregistered conversion shares may, if necessary, bear the following legend (or a substantially similar legend) and such other legends as may be required by applicable laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

7.2    Registration.

Cognate will be entitled to “piggyback” registration rights, with respect to all unregistered conversion shares issued hereunder and all other shares and securities of NW Bio owned by Cognate and its affiliates, in any registrations effected by NW Bio until all such shares and securities have been registered. NW Bio will use commercially reasonable efforts to complete registration of such unregistered conversion shares by the earlier of six (6) months after the Effective Date of this Agreement or six (6) months after issuance during the Term of this Agreement.

7.3    Registration Costs.

NW Bio will bear all costs and expenses (including attorneys’ fees) relating to the preparation and filing of all registrations which NW Bio is required to undertake pursuant to this Agreement.

SECTION 8:    MISCELLANEOUS

8.1    Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

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8.2    Entire Agreement

This Agreement (including the Exhibits hereto), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, promises or undertakings with respect to the subject matter hereof, including the prior Services Agreement, provided however, that the provision in the Prior Services Agreement (and the agreement prior to that) for a penalty payment of $2 million from NW Bio to Cognate, to which Cognate was entitled in connection with failure by NW Bio to complete enrollment in NW Bio’s Glioblastoma multiforme clinical trial by a specified date, survives and remains applicable, and has not been and is not waived, and provided further that this Agreement is part of a package of agreements which also a DCVax®-Direct Services Agreement and multiple Ancillary Services agreements (including a Distribution, Software and Specialty Services Agreement, a Manufacturing Expansion and Support Agreement and related agreements).

8.3    Amendments

Except as otherwise expressly provided herein, this Agreement may not be amended except by a written instrument signed by both parties hereto.

8.4    Adjustments for Stock Splits and Similar Transactions

In the event of a stock split, reverse split or other similar transaction during the Term of this Agreement, the prices and other numbers herein will be adjusted accordingly.

8.5    Survival

The provisions of Sections 2 - 5 herein will survive the expiration or termination of this Agreement until expiration of the applicable statute of limitations.

8.6    Notices

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to be effective upon delivery when delivered (a) personally; (b) by facsimile or email, provided a copy is mailed no later than the next business day through a nationally recognized overnight delivery service; or (c) by overnight delivery through a nationally recognized overnight delivery service, in each case properly addressed to the receiving party at such address or facsimile number as the receiving party has furnished to the sending party in writing.

8.7    Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be enforceable in accordance with its terms, and the parties shall negotiate in good faith to amend or add to the provisions of this Agreement to effectuate as nearly as reasonably practicable, and as nearly as permitted under applicable law, the original intent of the parties with respect to the provision excluded.

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8.8    Successors and Assigns

Except as otherwise expressly provided herein, the provisions hereof will be binding upon, and inure to the benefit of the respective successors, assigns, heirs, executors and administrators of the parties hereto. Neither party hereto may transfer all or any portion of its rights under this Agreement to a third party other than an affiliate without the prior written consent of the other party hereto.

8.9    Interpretations

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. All references to “$” or dollars herein will be construed to refer to United States dollars. The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement. All references to “including” shall be deemed to mean “including, without limitation.”

8.10    Counterparts

This Agreement may be executed in counterparts, each of which when so executed and delivered will constitute a complete and original instrument but all of which together will constitute one and the same agreement, and it will not be necessary when making proof of this Agreement or any counterpart thereof to account for any counterpart other than the counterpart of the party against whom enforcement is sought.

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[signatures on the following page]

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IN WITNESS WHEREOF, the parties have executed this Services Agreement effective as of the date first set forth above.

NORTHWEST	COGNATE BIOSERVICES, INC.
BIOTHERAPEUTICS, INC.

By:	By:

Name:	Name:

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